Exhibit 24.1

August 7, 2020

Shaun M. Johnson

Melissa M. Gleespen

Rejji P. Hayes

CMS Energy Corporation

One Energy Plaza

Jackson, MI 49201

We hereby appoint each of you lawful attorney for each of us and in each of our names to sign and cause to be filed with the Securities and Exchange Commission shelf registration statement(s) and/or any amendment(s) thereto, including post-effective amendment(s), to be accompanied in each case by a prospectus or supplemental prospectus and any necessary exhibits with respect to the Stock Purchase Plan of the Corporation.

Very truly yours,

/s/ John G. Russell	/s/ Suzanne F. Shank
John G. Russell	Suzanne F. Shank

/s/ Jon E. Barfield	/s/ Myrna M. Soto
Jon E. Barfield	Myrna M. Soto

/s/ Deborah H. Butler	/s/ John G. Sznewajs
Deborah H. Butler	John G. Sznewajs

/s/ Kurt L. Darrow	/s/ Ronald J. Tanski
Kurt L. Darrow	Ronald J. Tanski

/s/ William D. Harvey	/s/ Laura H. Wright
William D. Harvey	Laura H. Wright